UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2011

Two Harbors Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-34506	27-0312904
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Carlson Parkway, Suite 150

Minnetonka, MN 55305

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (612) 629-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 26, 2011, Two Harbors Asset I, LLC (“THAI”), an indirect wholly-owned subsidiary of Two Harbors Investment Corp. (the “Company”), amended its Master Repurchase and Securities Contract (the “Repurchase Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”) to, among other things, extend the term of the Repurchase Agreement to July 25, 2012, unless extended pursuant to its terms, and increase the maximum aggregate borrowing capacity to $150 million. The Repurchase Agreement will be used by THAI from time to time to finance certain of its non-Agency securities held in its RMBS portfolio.

Also on July 26, 2011, the Company and Wells Fargo amended the Guaranty Agreement (pursuant to which the Company guarantees THAI’s obligations under the Repurchase Agreement) to, among other things, revise the Company’s financial covenants, which are set forth in the Guaranty Agreement and related amendment and summarized below (all capitalized terms are defined in the Guaranty Agreement, as amended).

On each purchase date and as of the last business day of each fiscal quarter of the Guarantor:

(a)	The ratio of the Guarantor’s Total Indebtedness to its Tangible Net Worth, on a consolidated basis, shall not be greater than the Threshold Ratio;

(b)	Guarantor’s Liquidity, on a consolidated basis, shall not be less than $25,000,000, and the aggregate amount of Unrestricted Cash or Cash Equivalents held by Guarantor shall be not less than $15,000,000; and

(c)	Guarantor’s Tangible Net Worth, on a consolidated basis, shall not be less than $450,000,000.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

See Item 1.01 above, the provisions of which are incorporated herein by reference

ITEM 9.01	FINANCIAL STATEMENT AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

10.1	Amendment Number 2 to Master Repurchase and Securities Contract dated as of July 26, 2011 between Two Harbors Asset I, LLC and Wells Fargo Bank, National Association

10.2	Amendment Number 2 to Guaranty Agreement dated as of July 26, 2011 between Two Harbors Investment Corp. in favor of Wells Fargo Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO HARBORS INVESTMENT CORP.

By:	/s/ TIMOTHY W. O’BRIEN
Timothy O’Brien
Secretary and General Counsel

Date:                 July 29, 2011